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                                                                   EXHIBIT 10.32


                                   AMENDMENT
                               TO EMPLOYMENT AND
                           NON-COMPETITION AGREEMENT




     THIS AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Amendment"), is made as of September 1, 1998 by and among Southern Pacific Bank, a California corporation (the "Employer", as successor employer for purposes of this Amendment to CoastFed Business Credit Corporation), which is a wholly-owned subsidiary of Imperial Credit Industries, Inc., a California corporation ("ICII"), and Scott B. Sampson, an individual ("Employee"), with reference to the following facts:


                                    RECITAL

     WHEREAS, the parties previously entered into that certain Employment and Non-Competition Agreement (the "Agreement") dated as of the 18th day of September 1995 in connection with the purchase by ICII of all of the outstanding capital stock of CoastFed Business Credit Corporation as of that date; and

     WHEREAS, Employee, the President and Chief Operating Officer of Employer's Coast Business Credit Division, has been instrumental in building a profitable and growing business, in part due to his business relationships and contacts and his development of Employer's Trade Secrets (as defined in the Agreement), and Employer and ICII desire to extend and enhance the term of Employee's retention in such capacity; and

     WHEREAS, Employee is willing to continue his employment by Employer under the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, it is hereby agreed by and among the parties hereto as follows:

     1.    The Agreement is amended as follows:

     Section 2.1 is amended in its entirety to read:

     "2.1 Unless sooner terminated pursuant to paragraph 2.2 hereof, Employee's employment shall continue until September 1, 2001, unless extended by the mutual agreement of Employer and Employee (the "Term")."

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     Section 3.1(a) is amended in its entirety to read:

     "(a)    A salary of Three Hundred Thousand Dollars ($300,000) per year
("Salary"), payable in equal installments bi-weekly on those days when Employer normally pays its employees;"


     Section 3.1(b) is amended in its entirety to read:

     "(b)(i) An annual incentive bonus in an amount equal to 1.5% of Employer's Coast Business Credit Division's annual pre-tax profit as determined in accordance with generally accepted accounting principles consistently applied ("GAAP") prior to payment of bonuses to Employee and Jack Baruch and amortization of goodwill. Payment of said bonus shall be contingent upon the Coast Business Credit Division's annual net profit equalling or exceeding (i) an amount equal to 2% of said Division's average assets for the calendar year, not including goodwill, or (ii) a pre-tax return on capital for the calendar year of 20%, each as determined in accordance with GAAP. For purposes of this Section 3.1(b), the amount of capital assigned to the Division shall be calculated quarterly for the measurement year in accordance with bank regulatory risk-adjusted capital guidelines and related Call Report requirements, but in no event shall be less than that percentage of the Employer's consolidated capital that the Division's average assets (and related off-balance sheet items) represent as a percentage of the Employer's average total assets (including its off-balance sheet exposure) for that year. The Coast Business Credit Division's cost of funds in making calculations hereunder shall be deemed to be the rate that Bank of America or its successor announces from time to time as its prime or reference lending rate as in effect on the first day of each calendar month, less 2%.

     (ii) Effective the date of this Amendment, Employee shall receive a stock option grant entitling Employee to purchase 50,000 shares of common stock of Imperial Credit Industries, Inc. pursuant to a separate Stock Option Agreement to be executed between ICII and Employee. In addition, Employee shall have the vesting of all previously awarded and outstanding grants of options to acquire ICII's common stock immediately accelerated, with the result that all of such existing options (not including the current grant of options to acquire 50,000 shares) may be exercised at any time on or after the date of this Amendment."



     Section 4 is amended in its entirety to read:

     "4.1 Non-Competition
          ---------------

     The Employee acknowledges and recognizes the highly competitive nature of the business of Employer, including all of its divisions and affiliates, as well as his significant participation in the ownership of the common stock of ICII. If Employee terminates his employment hereunder, then until the second anniversary of the Employee's termination of

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employment (such date being hereafter referred to as the "Restricted Date"), the following shall apply:

     (a) The Employee will not directly or indirectly engage (as owner, stockholder, partner or otherwise, except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are publicly traded) in any business which competes with the business of the Employer at the time of the Employee's resignation.

     (b) The Employee will not directly or indirectly induce any employee of the Employer to engage in any activity in which the Employee is prohibited from engaging by paragraph (a) above or to terminate his employment with the Employer, and will not directly or indirectly employ or offer employment to any person who was employed by the Employer unless such person shall have been terminated without cause or ceased to be employed by the Employer for a period of at least 12 months.

     (c) Except for actions which Employee may take or maintain to enforce or assert rights hereunder or be compelled to take or maintain pursuant to judicial or regulatory proceedings, the Employee will not make any statement or take any action intended to impair the goodwill or the business reputation of the Employer, or to be otherwise detrimental to the interests of the Employer, including any action or statement intended, directly or indirectly, to benefit a competitor of the Employer.

     (d) It is expressly understood and agreed that although the Employee and the Employer consider the restrictions contained in this Section 4.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.


     4.2 Proprietary Information
         -----------------------

     Through the Restricted Date, the Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit on any person, firm, association or company other than the Employer, any Proprietary Information. "Proprietary Information" means information relating to the properties, prospects, products, services or operations of the Employer or any direct or indirect affiliate thereof that is not generally known, is proprietary to the Employer or such affiliate and is made known to the Employee or learned or acquired by the Employee while in the employ of the Employer,

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including, without limitation, information concerning Trade Secrets of the
Employer, or any of the Employer's affiliates and any improvements relating to the products of the Employer in accounting, marketing, selling, financing and other business methods and techniques. However, Proprietary Information shall not include (A) at the time of disclosure to the Employee such information that was in the public domain or later entered the public domain other than as a result of a breach of an obligation herein; or (B) subsequent to disclosure to the Employee, Employee received such information from a third party under no obligation to maintain such information in confidence, and the third party came into possession of such information other than as a result of a breach of an obligation herein. All materials or articles of information of any kind furnished to the Employee by the Employer or developed by the Employee in the course of his employment thereunder are and shall remain the sole property of the Employer; and if the Employer requests the return of such information at any time during, upon or after the termination of the Employee's employment hereunder, the Employee shall immediately deliver the same to the Employer.


     4.3. Ownership of Proprietary Information
          ------------------------------------

     The Employee agrees that all Proprietary Information shall be the sole property of the Employer and its assigns, and the Employer and its assigns shall be the sole owner of all licenses and other rights in connection with such Proprietary Information. At all times, until the Restricted Date, the Employee will keep in the strictest confidence and trust all Proprietary Information and will not use or disclose such Proprietary Information, or anything relating to such information, without the prior written consent of the Employer, except as many be necessary in the ordinary course of performing his duties under this Agreement.


     4.4  Documents and Other Property
          ----------------------------

     All materials or articles of information of any kind furnished to the Employee in the course of his employment hereunder are and shall remain the sole property of the Employer; and if the Employer requests the return of such information at any time during, upon or after the termination of the Employee's employment hereunder, the Employee shall immediately deliver the same to the Employer. The Employee will not, without the prior written consent of the Employer, retain any documents, data or property, or any reproduction thereof of any description, belonging to the Employer or pertaining to any Proprietary Information.


     4.5  Customer Lists
          --------------

     The Employee will not during, or for a period of two years after the termination of, his employment (i) disclose the Employer's customer lists or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, (ii) assist in

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obtaining any of the Employer's existing customers for any competing business, or (iii) encourage any customer to terminate its relationship with the Employer."


     Section 13 is amended in its entirety to read:

     "All notices and other communications under the Agreement shall be in writing, and mailed, telecopied or delivered by hand or by a nationally recognized courier service to a party at the following address:

          If to the Employee:   Coast Business Credit
                                12121 Wilshire Boulevard
                                Suite 1111
                                Los Angeles, CA 90025
                                Attn: Scott Sampson


          If to the Employer:   Southern Pacific Bank
                                12300 Wilshire Boulevard
                                Suite 100
                                Los Angeles, CA 90025
                                Attn:  Stephen Shugerman

          If to ICII:           Imperial Credit Industries, Inc.
                                Building One, Suite 110
                                23550 Hawthorne Boulevard
                                Torrance, CA 90505
                                Attn:  H. Wayne Snavely

          With cc to:           Irwin L. Gubman

     All such notices and communications shall, when mailed, telecopied or delivered, be effective (i) three days after deposit in the mails, (ii) when telecopied with telephonic confirmation of receipt, (iii) when delivered by hand to the addressee or (iv) one day after delivery to the courier service."


     2. All other terms, conditions and provisions of the Agreement shall remain in full force and effect throughout the Term, unless amended in a writing signed by all parties hereto. All future references to the Agreement shall mean the Agreement as amended by this Amendment, the parties intending that the Agreement and the Amendment be read and interpreted as one instrument.

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     IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.


Employee:                         Employer:

                                  SOUTHERN PACIFIC BANK


_____________________________     By:__________________________________________
Scott B. Sampson                  Name:  Stephen Shugerman
                                  Title: President and Chief Executive Officer

                                  IMPERIAL CREDIT INDUSTRIES, INC.


                                  By:___________________________________________
                                  Name:  H. Wayne Snavely
                                  Title: Chairman, President and Chief Executive
                                         Officer

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